Exhibit 99

Host America to Present at Friedland Capital’s Micro-Cap 2005 Conference in New York City

Hamden, CT, January 24, 2005 - Host America Corporation, (NASDAQ-CAFÉ) announced today that CEO, Geoffrey Ramsey and Larry Rosenthal, National Sales & Marketing Director, will present at Friedland Capital’s Micro-Cap 2005 Conference on January 25, 2005 in New York City.

Friedland Capital brings together publicly-traded global companies to the financial community in a variety of industry sectors across the United States and Europe.  Friedland Capital events provide companies a platform to showcase their management teams, company strategy, and business plans.  During this important presentation, Mr. Ramsey will explain the impact of the RS Services acquisition, its energy saving LightMasterPlus, and recent prominent contracts to key members of the investment community including portfolio managers, analysts, brokers, and investment bankers.

Investors interested in attending the event should contact Friedland Capital at 303-355-6566 or RSVP online at www.friedlandevents.com.  Investors interested in more information should contact Mark Miller, East West Network Group (770) 436 – 7429. The presentation will also be webcast live at www.webcastsonline.com and will be available for replay in an archived version at the same location for 90 days. For more information regarding Friedland Capital, please visit http://www.friedlandcapital.com.

Host America Corporation provides customized energy management and conservation solutions for commercial, industrial and real estate customers.  The Company’s food management business provides outsource food management on a long-term contract basis for corporations, schools, Meals on Wheels, and Head Start programs.  The Company employs approximately 428 employees and is headquartered in Hamden, CT.  The Company’s website is www.hostamericacorp.com.

"Safe Harbor" statement under the Private Securities Litigation reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include the expected revenues and sales of products and revenues related to this announcement. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the Company's entry into a new commercial food markets that require the company to develop demand for its products, its ability to access the capital markets and other risks described in the Company's Securities and Exchange Commission fillings.

Mark Miller, East West Network Group (770) 436 - 7429 for Host America